Exhibit 10.40

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 1, 2007, by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1 .(a) is hereby amended (a) by deleting “November 1, 2008” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “November 1, 2009,” and (b) by deleting “Twelve Million Dollars ($12,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Seven Million Five Hundred Thousand Dollars ($7,500,000.00),” with such changes to be effective upon the execution and delivery to Bank of a promissory note dated as of November 1, 2007 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. The first sentence of Section 1.1 (b) is hereby deleted in its entirety, and the following substituted therefor:

“Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty-five percent (85%) of Borrower’s eligible accounts receivable, plus fifty percent (50%) of the value of Borrower’s eligible inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as the lower of cost or market value; provided however, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) however the outstanding borrowings against such inventory shall not at any time exceed eligible accounts receivable.”

3. Section 1.4.(a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including November 1, 2008, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the contact limit shall not at any time exceed an aggregate of One Million Eight Hundred Thousand United States Dollars (US$1,800,000.00). No foreign exchange contract shall be executed for a term which extends beyond November 1, 2009. Borrower shall have a “Delivery Limit” under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Zero United States Dollars (US$0.00) with PVD (“Payment versus Delivery”) which will require Borrower to provide funds before the currency is delivered and this will eliminate the 1 or 2 business day settlement period and mitigate settlement risk. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of May 1, 2004 (“Foreign Exchange Agreement”), all terms of which are incorporated herein by this reference.”

4. Section 4.3.(d) is hereby deleted in its entirety, and the following substituted therefor:

“(d) not later than 15 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts; semi-monthly collateral report if Borrower elects to use 35% concentration allowance for Mannatech, Inc. and a new account debtor acceptable to Bank, and not later than 30 days after and as of the end of each May and November, a list of the names, addresses and contact phone numbers of all Borrower’s account debtors;”

5. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $9,375.00.

6. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

7. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux	By:	/s/ Bernie Palmer
	Mark A. LeDoux		Bernie Palmer
	Chairman		Vice President

By:	/s/ Randell Weaver
Randell Weaver
President
Executed on December 18, 2007